                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement               [ ] Confidential, for Use of
                                                       the Commission Only (as
                                                       permitted by Rule
                                                       14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              GART SPORTS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               Jeffrey M. Knetsch
                   Brownstein Hyatt Farber & Strickland, P.C.
                          410 17th Street, Suite 2200
                             Denver, Colorado 80202
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  [Gart Logo]

GART SPORTS COMPANY                                           John Douglas Morton
1000 BROADWAY                                                 Chairman, President and
DENVER, COLORADO 80203                                        Chief Executive Officer

                                  May 15, 1998

Dear Fellow Stockholders:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Gart Sports Company (the "Company") to be held at 10:00 a.m. on Wednesday, June 17, 1998 at the Denver Marriot City Center, located at 1701 California Street, Denver, Colorado.

     The 1998 Annual Meeting will be devoted to: (1) the election of Directors of the Company who will hold office until the next Annual Meeting and (2) such other matters that may properly come before the meeting or adjournment thereof.

     Your vote is important! Be sure that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend in person. If your Gart Sports shares are registered in your name, you may vote your shares by completing, signing and mailing your proxy card in the enclosed postage paid envelope. If your shares are held in the name of your broker, bank or other record holder, the record holder will instruct you how to vote those shares.

     The Company's 1997 Annual Report on Form 10-K, which is being sent to you along with the accompanying Proxy Statement, contains information about the Company and its financial performance.

     Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions you may have. By attending the Annual Meeting, you will have the opportunity to hear the plans for our Company's future and to meet our officers. Be sure to visit the Gart Sports web site at http://www.gartsports.com for news about the Company.

                                            Kind Regards,

                                            /s/ John Douglas Morton

                              GART SPORTS COMPANY
                                 1000 BROADWAY
                             DENVER, COLORADO 80203

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

     The 1998 Annual Meeting of Stockholders of Gart Sports Company, a Delaware corporation, will be held at the Denver Marriot City Center, located at 1701 California Street, Denver, Colorado at 10:00 a.m., local time, on Wednesday, June 17, 1998, for the following purposes:

          1. To consider and act upon the re-election of seven Directors of the Company to the Board of Directors to serve until the next annual meeting of Stockholders and until their successors are elected and qualified; and

          2. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's Common Stock, $.01 par value, at the close of business on May 15, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person. All Stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided for that purpose. If you are present in person at the Annual Meeting you may revoke your proxy and vote in person as set forth in the Proxy Statement.

                                            By Order of the Board of Directors,

                                            /s/ Thomas B. Nelson
                                            Thomas B. Nelson
                                            Secretary

May 15, 1998

                              GART SPORTS COMPANY
                                 1000 BROADWAY
                             DENVER, COLORADO 80203

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1998

                            ------------------------

                                  INTRODUCTION

     This proxy statement is furnished to stockholders of Gart Sports Company in connection with the solicitation of proxies by the Board of Directors for the 1998 Annual Meeting. Proxy materials, including this proxy statement and a proxy card, are being mailed to Stockholders on or about May 19, 1998. All costs incurred in connection with this proxy solicitation will be borne by the Company.

INFORMATION ABOUT VOTING

     Record Date. The record date for the 1998 Annual Meeting to be held on June 17, 1998 is May 15, 1998. As of the Record Date, 7,679,550 shares of Common Stock of Gart Sports Company were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. Only Stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Quorum. The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares outstanding as of the Record Date will constitute a quorum.

     Proxy Voting. If you mark your voting instructions on your proxy card and sign and return it, the proxies, who are identified on the proxy card, will vote your shares as you instruct. If you sign and return your proxy card, but do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the seven Director nominees.

     Other than the election of Directors, the Board of Directors does not know of any other matter that may be presented at the meeting. By signing and returning your proxy card, you authorize the proxies to exercise their discretion in voting on any other matter that may be presented for a vote.

     Green Equity Investors, L.P. ("GEI") owns a majority of the outstanding Common Stock, approximately 61.4%. Therefore, GEI has sufficient voting power to elect the nominees proposed by the Board of Directors and has indicated its intention to vote its shares in favor of all proposals contained in the Proxy Statement.

     You may revoke your proxy at any time before it is voted by delivering to the Secretary of Gart Sports Company, 1000 Broadway, Denver, Colorado 80203 a written revocation notice, by submitting a subsequent valid proxy card or by voting in person at the Annual Meeting. Any notice of revocation sent to the Company must include the Stockholder's name.

     Votes Required to Elect the Directors or Approve a Proposal. The seven persons who receive the highest number of votes will be elected to the Board of Directors of the Company. Any other matter properly presented for a vote at the Annual Meeting will be approved if the number of shares voted in favor exceeds the number of shares voted in opposition.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions and broker non-votes are tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the Stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted as votes cast for or against a particular proposal and therefore will have no effect in determining the outcome of the vote on a particular matter.

ANNUAL REPORT

     The Company's 1997 Annual Report on Form 10-K is enclosed with these proxy materials.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members, all of whom have been nominated for re-election: John Douglas Morton, Jonathan D. Sokoloff, Jennifer Holden Dunbar, Larry J. Hochberg, Andrew S. Hochberg, Gordon D. Barker and Peter R. Formanek. The entire Board of Directors is elected to serve until the next Annual Meeting of the Stockholders and until their successors have been elected and qualified.

     If any candidate nominated in this Proxy Statement should for any reason become unavailable for election, Proxies may be voted with discretionary authority for any substitute designated by the Board of Directors. Stockholders will not be allowed to cumulate their votes in the election of Directors.

     The Board of Directors recommends that you vote "FOR" the election of the following seven nominees, all of whom are currently serving as Directors of the Company. Certain information with respect to the Director nominees is set forth below:

           NAME              AGE                             POSITION
           ----              ---                             --------
John Douglas Morton........  47     President, Chief Executive Officer and Chairman of the
                                      Board
Jonathan D. Sokoloff.......  40     Director
Jennifer Holden Dunbar.....  35     Director
Gordon D. Barker...........  52     Director
Peter R. Formanek..........  54     Director
Larry J. Hochberg..........  60     Director
Andrew S. Hochberg.........  35     Director

     John Douglas Morton. Mr. Morton became President, Chief Executive Officer and Chairman of the Board in May 1995. Mr. Morton joined Gart Sports in 1986 as Division Manager of Gart Sports' Utah region. In 1988 he was promoted to Division Vice President of that region and in 1990 to Vice President of Operations for Gart Sports. In 1994 Mr. Morton was promoted to Executive Vice President of Gart Sports with responsibility for Stores, Distribution and Marketing. Prior to joining Gart Sports, he served in various positions with Wolfe's Sporting Goods (a seven-store sporting goods retailer) from 1972 to 1980 including Merchandise Manager -- Ski, Camping, Golf and Tennis, Store Manager, and Operations Manager. From 1980 until joining Gart Sports, he served as a District Manager for Malone and Hyde's sporting goods division (a 40-store retail sporting goods retailer). Mr. Morton has worked for over 30 years in the sporting goods retail industry.

     Jonathan D. Sokoloff. Mr. Sokoloff became a Director of the Company in April 1993. Mr. Sokoloff has been a partner of Leonard Green & Associates, L.P. ("LGA"), a merchant banking firm and the general partner of GEI, since 1990, and was employed at Drexel Burnham Lambert Incorporated, from 1985-1990, most recently as a managing director. He has been an executive officer and equity owner of Leonard Green & Partners, L.P. ("LGP"), a merchant banking firm affiliated with LGA, since its formation in 1994, and is also a director of Carr-Gottstein Foods Co. (an Alaskan based chain of grocery stores), Twinlab Corporation (a manufacturer and marketer of nutritional supplements) and several private companies.

     Jennifer Holden Dunbar. Ms. Holden Dunbar became a Director of the Company in April 1993. Ms. Holden Dunbar joined LGA in 1989, became a principal in 1993 and through a corporation became a partner in 1994. She has been an executive officer and equity owner of LGP since its formation in 1994. Ms. Holden Dunbar previously was an associate of Gibbons, Green, van Amerongen, a merchant banking firm, and a financial analyst for Morgan Stanley & Co., Incorporated in its mergers and acquisitions department. Ms. Holden Dunbar is also a director of Twinlab Corporation and several private companies.

     Gordon D. Barker. Mr. Barker became a Director of the Company in April 1998. Mr. Barker was the Chief Executive Officer and a Director of Thrifty Payless Holdings, Inc. ("Thrifty Payless"), a subsidiary of RiteAid Corporation, from 1996 until its acquisition by RiteAid Corporation in 1997. He previously served in various capacities at Thrifty Payless since 1968, including as Chief Operating Officer from 1994 to 1996 and as President 1994 to 1997. Mr. Barker is also a director of Consep Inc. (a manufacturer and distributor of agricultural pest control products) and several private companies.

     Peter R. Formanek. Mr. Formanek became a Director of the Company in April 1998. Mr. Formanek was co-founder of AutoZone Inc., a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of AutoZone, Inc. from 1986 until his retirement in 1994. He currently is a director of The Perrigo Company (a manufacturer of store brand over-the-counter drug and personal care products and vitamins) and Borders Group, Inc. (the second largest operator of book superstores and the largest operator of mall-based bookstores in the United States).

     Larry J. Hochberg. Mr. Hochberg became a Director of the Company in April 1998. Mr. Hochberg served as a Director of Sportmart from the time he co-founded it in 1970 until Sportmart's acquisition by Gart Sports in January 1998. Mr. Hochberg also co-founded Children's Bargain Town (now part of Toys "R" Us) which he sold in 1969. He currently serves on the Executive Committee and the Board of Directors of the International Mass Retailing Association.

     Andrew S. Hochberg. Mr. Hochberg became a Director of the Company in April 1998. Mr. Hochberg was Chief Executive Officer of Sportmart from September 1996 until Sportmart's acquisition by Gart Sports in January 1998. Mr. Hochberg joined Sportmart in 1987 as Director of Real Estate. From 1990 to 1993 he was Senior Vice President and Chief Financial Officer of Sportmart. From 1993 to 1995 he was Executive Vice President of Sportmart. He was promoted to President of Sportmart in 1995 and to Chief Executive Officer in 1996. Mr. Hochberg served as a director of Sportmart from 1986 until 1998.

     Larry J. Hochberg is the father of Andrew S. Hochberg. Messrs. Hochberg and Hochberg were elected as directors of the Company in accordance with the terms of the merger agreement pursuant to which the Company acquired Sportmart on January 9, 1998. The Sportmart merger agreement provided that two members of Sportmart's board of directors prior to the merger, designated by a majority of such members, be elected to the Company's Board of Directors. The Company also agreed in the Sportmart merger agreement that Larry J. Hochberg and Andrew S. Hochberg will be nominated to serve as Directors for a one year term at the Company's 1998 annual meeting of stockholders and to use its best efforts to cause the election thereof provided that the affiliates of the Hochberg family own at least 75% of the Common Stock that they received in the Sportmart acquisition on the date of mailing of the Proxy Statement and that one of them (in the Company's discretion) will be nominated for election as a Director at the Company's 1999 Annual Meeting of Stockholders provided that affiliates of the Hochberg family own at least 50% of the Common Stock that they received in the Sportmart acquisition on the date of mailing of the Company's proxy materials with respect to such meeting. GEI has agreed to vote in favor of each of Messrs. Hochberg and Hochberg and not to vote for or otherwise cause or cooperate in their removal as Directors, other than for cause, during the periods referred to above.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                            MEETINGS AND COMMITTEES

BOARD OF DIRECTORS MEETINGS

     During fiscal 1997, the Board of Directors met once and took action by unanimous written consent on eight occasions. The Company was privately held during fiscal 1997 and became a public company on January 9, 1998. Significant matters were informally discussed among the Directors before the consents were signed. The Company's management expects that in the future most significant Board actions will be taken at duly convened meetings rather than by unanimous written consent.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee but does not currently have a nominating committee.

     Audit Committee. The Audit Committee was formed in April 1998, and its members are Jennifer Holden Dunbar, Gordon D. Barker, Larry J. Hochberg and Andrew S. Hochberg. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Prior to formation of the Audit Committee, the entire Board of Directors performed the functions of the Audit Committee.

     Compensation Committee. The current members of the Compensation Committee are Jonathan D. Sokoloff, Jennifer Holden Dunbar and Peter R. Formanek. The Compensation Committee establishes the compensation of the Company's executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other officers and key employees of the Company. The Compensation Committee also administers and interprets the Company's stock option plans and has authority to determine which persons shall be granted options thereunder and the terms and conditions of the stock options granted. The Compensation Committee consisted of Mr. Sokoloff and Ms. Holden Dunbar in fiscal 1997 and took action by unanimous written consent on two occasions in fiscal 1997. Only non-employee Directors may be members of the Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no separate compensation for serving as Directors. Mr. Sokoloff and Ms. Holden Dunbar do not receive any compensation for serving as Directors. The Company has not yet determined the compensation to be paid to other Directors who are not employees of the Company. Directors who are not employees of the Company are reimbursed for their expenses incurred in attending meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During fiscal 1997 the Compensation Committee consisted of Mr. Sokoloff and Ms. Holden Dunbar, each of whom is a non-employee Director. Mr. Sokoloff and Ms. Holden Dunbar are each partners of LGA, which provides management, consulting and financial planning services to the Company. See "Certain Relationships and Related Transactions" for a description of this arrangement and other relationships between the Company and entities controlled by Mr. Sokoloff and Ms. Holden Dunbar.

                               EXECUTIVE OFFICERS

     Set forth below is certain information with respect to the executive officers of the Company other than Mr. Morton:

          NAME               AGE                             POSITION
          ----               ---                             --------
Thomas T. Hendrickson....    43     Executive Vice President, Chief Financial Officer and
                                      Treasurer
Thomas B. Nelson.........    32     Senior Vice President -- Development and Administration,
                                      Secretary
Arthur S. Hagan..........    59     Senior Vice President -- Merchandising
Kenneth T. Snyder........    52     Senior Vice President -- Merchandising
Robert M. Chessen........    47     Senior Vice President -- Logistics, Allocation and Human
                                      Resources
Greg Waters..............    37     Senior Vice President -- Store Operations

     Thomas T. Hendrickson. Mr. Hendrickson became Executive Vice President, Chief Financial Officer and Treasurer of the Company in January 1998. Mr. Hendrickson previously served as the Executive Vice President and Chief Financial Officer of Sportmart which position he held since September 1996. He joined Sportmart in January 1993 as Vice President -- Financial Operations. In March 1993 he was named Chief Financial Officer of Sportmart and in March 1995 he was named Senior Vice President and Chief Financial Officer of Sportmart. From 1987 until joining Sportmart, Mr. Hendrickson was employed as the Vice President and Controller of Millers Outpost Stores.

     Thomas B. Nelson. Mr. Nelson became Senior Vice President -- Development and Administration in January 1998. He joined the Company in 1986 as Director of Management Information Systems. In 1988, he was promoted to Project Manager and Assistant to the President; and in 1991 to Corporate Secretary. In 1993, he was promoted to Vice President -- Real Estate and Legal Affairs, and in 1995, his responsibilities were expanded to include Construction and Store Design, Expense Control, Team Sales and Sports Services. Mr. Nelson worked as a Sales Associate/Assistant Manager for the Company in Denver, Colorado from 1979 until 1983.

     Arthur S. Hagan. Mr. Hagan became Senior Vice President -- Merchandising in January 1998. Mr. Hagan joined the Company in 1988 as the Company's Division Merchandise Manager for Golf, Tennis, Ski Clothing/Equipment and Garden Furniture and was promoted to Vice President -- Store Operations in 1995 and to Senior Vice President -- Store Operations in May 1997. He was President and owner of Hagan Sports Ltd. (a six-store sporting goods retailer acquired by the Company in 1987) and President and Chief Executive Officer of Aspen Leaf of Colorado, Inc. (a 12-store ski equipment and apparel retailer). Mr. Hagan has over 30 years retailing experience.

     Kenneth T. Snyder. Mr. Snyder joined the Company in 1993 as the Company's Division Merchandise Manager for Footwear, Athletics and Exercise Equipment. In 1994, his responsibilities were expanded to include Licensed Products and Accessories. In 1996, Mr. Snyder was promoted to Vice President -- Merchandise Manager, and in 1998, he was promoted to Senior Vice President -- Merchandising. Mr. Snyder's past experience includes Divisional Vice President Textiles/Tabletop/Smallwares at May D&F in Denver, Colorado (a subsidiary of May Department Stores Company) from 1989 to 1993; and prior to 1989, numerous management positions at the Denver Dry Goods Company in Denver, Colorado.

     Robert M. Chessen. Mr. Chessen became Senior Vice President -- Logistics, Allocation and Human Resources in May 1997. He joined the Company in July 1993 as Vice President -- Human Resources. Prior to that time, Mr. Chessen was Senior Vice President of Meier & Frank (a division of The May Department Stores Co.) from 1992 to June 1993, and Director of Executive Development at The May Department Stores Co. from 1987 to 1992.

     Greg Waters. Mr. Waters joined the Company in April 1998 as Senior Vice President -- Store Operations. Prior to joining the Company, Mr. Waters served as the western Regional Vice President for The Sports Authority since 1994 and as a District Manager for The Sports Authority from 1991 until 1994. Mr. Waters was employed by Herman's World of Sporting Goods from 1983 until 1991, most recently as a District Manager.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual compensation for services rendered to the Company during the 1997 fiscal year for each person serving as an executive officer of the Company in 1997 (the " 1997 Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                          1997 ANNUAL           1997 LONG-TERM COMPENSATION
                                          COMPENSATION       ----------------------------------
                                      --------------------   RESTRICTED STOCK      ALL OTHER
    NAME AND PRINCIPAL POSITION       SALARY($)   BONUS($)      AWARDS($)       COMPENSATION($)
    ---------------------------       ---------   --------   ----------------   ---------------
John Douglas Morton.................   287,500    242,358          --                 --
  President and Chief Executive
  Officer
David J. Nace.......................   167,000    115,639          --                 --
  Executive Vice
  President -- Finance, Chief
  Financial Officer and Treasurer(1)
Arthur S. Hagan.....................   140,000     79,317          --                 --
  Senior Vice President --
  Merchandising
Robert M. Chessen...................   130,000     73,652          --                 --
  Senior Vice
  President -- Logistics, Allocation
  and Human Resources

---------------

(1) Mr. Nace resigned as Executive Vice President, Chief Financial Officer and Treasurer on January 29, 1998.

     The following table summarizes the options granted during the 1997 fiscal year to the 1997 Executive Officers. All of these options were granted under the Company's 1994 Management Equity Plan described below.

                          OPTION GRANTS IN FISCAL 1997

                                            INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                           ---------------------------------------------------     VALUE AT ASSUMED
                           NUMBER OF     PERCENT OF                              ANNUAL RATE OF STOCK
                           SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION
                           UNDERLYING    GRANTED TO                               FOR OPTION TERM(1)
                            OPTIONS     EMPLOYEES IN    EXERCISE    EXPIRATION   ---------------------
          NAME              GRANTED         1997          PRICE        DATE         5%         10%
          ----             ----------   -------------   ---------   ----------   --------   ----------
John Douglas Morton......    60,000         32.3%        $14.00     12/01/2007   $528,271   $1,338,774
Arthur S. Hagan..........    12,000          6.5%        $14.00     12/01/2007   $105,654   $  267,749
Robert M. Chessen........    12,000          6.5%        $14.00     12/01/2007   $105,654   $  267,749

---------------

(1) Based upon the estimated fair value of the Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

     The following table sets forth certain information regarding the number and value of unexercised options held by the 1997 Executive Officers at January 31, 1998.

                         JANUARY 31, 1998 OPTION VALUES

                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                        OPTIONS AT JANUARY 31, 1998   FISCAL JANUARY 31, 1998(1)
                                        ---------------------------   ---------------------------
                 NAME                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                   -----------   -------------   -----------   -------------
John Douglas Morton...................    52,800         143,200       $468,336       $737,984
David J. Nace.........................    22,200          24,800       $196,914       $219,976
Arthur S. Hagan.......................    12,400          20,800       $109,988       $ 78,056
Robert M. Chessen.....................     4,800          23,200       $ 42,576       $ 99,344

---------------

(1) Represents the value of the shares of Common Stock subject to outstanding options, based on an assumed value of $14.00 per share at January 31, 1998, less the aggregate option exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filing.

     The Compensation Committee of the Board of Directors, composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive officers, determines the compensation of the Company's executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other officers and key employees of the Company. The Compensation Committee is empowered by the Board to award stock options, grants of shares of Common Stock or permitted purchases of Common Stock to key employees of the Company.

     The Compensation Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

     The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

     The executive compensation program is generally composed of base salary, bonuses based upon the Company's achievement of a target level of pre-tax income and long-term incentives in the form of stock options, stock grants and permitted stock purchases.

     Base Salaries. Base salaries for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business and size included in the Standard & Poor's Retail Stores Composite Index. In each instance, base salary takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are limited to adjustments to reflect increases in the rate of inflation.

     The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. For the fiscal year ended January 3, 1998, no executive officer's compensation exceeded the cap on deductibility. To the extent compensation to an executive officer exceeds the cap in the future, the Compensation Committee will consider the facts and circumstances at that time to reach a determination regarding the impact of the cap on such compensation.

     Bonus Plan. Bonuses for executive officers and certain other officers and members of the Company's target bonus management team are paid pursuant to the Company's Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to provide an incentive for executives and other key employees of the Company and to reward them in relation to the degree to which specified earnings goals are achieved. Under the Bonus Plan, eligible employees are awarded cash bonuses based upon the Company's achievement of a target level of pre-tax income ("Target Income") established each year by the Compensation Committee. The amount of each individual's cash bonus, as determined by the Compensation Committee, is a percentage of salary ranging from a maximum of 70% (for the Chief Executive Officer) to 10% depending on position, if the Company achieves 100% of Target Income. Bonuses can also be increased by up to 75% if Target Income is exceeded. The Company achieved 110% of Target Income for fiscal 1997, meaning that participants in the Bonus Plan received 126% of their respective target bonuses, for an aggregate bonus payout by the Company of approximately $1.3 million. The Board of Directors may choose to continue, amend or terminate the Bonus Plan in future years after 1997.

     Management Equity Plan. The Compensation Committee administers the Company's 1994 Management Equity Plan, as amended (the "Management Equity Plan"). Under the terms of the Management Equity Plan, the Compensation Committee may award key employees (including officers and directors who are employees) of the Company or its subsidiaries (i) grants of Common Stock ("Grant Shares"), (ii) permitted purchases of Common Stock ("Purchased Shares"), or
(iii) options to purchase Common Stock ("Stock Options"), or any combination of the foregoing as determined by the Compensation Committee. 1,500,000 shares of Common Stock have been reserved for issuance pursuant to awards that may be granted under the Management Equity Plan. Awards covering 917,650 shares are outstanding as of May 1, 1998.

     The Compensation Committee believes that employee equity ownership provides significant additional motivation to maximize value for the Company's stockholders and, therefore, periodically grants Stock Options to the Company's employees, including executive officers. Stock Options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Compensation Committee believes that the grant of Stock Options provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted, including number of shares, vesting, exercisability and option term, are determined by the Compensation Committee, based upon the position and responsibilities of each employee, historical and expected contributions of each employee, previous option grants to each employee and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

     In the case of Stock Options, the Compensation Committee has the authority to determine whether such Stock Options shall be intended as "incentive stock options" ("ISOs") or "non-incentive" or "nonqualified" Stock Options under
Section 422 of the Code. No more than 600,000 of the 1,500,000 aggregate shares allocated to awards under the Management Equity Plan shall be subject to the ISOs outstanding at any time. Where the aggregate fair market value of Common Stock or other capital stock exceeds $100,000 with respect to which ISOs are exercisable for the first time during any calendar year, such Stock Options shall be treated by the Compensation Committee as Stock Options which are not ISOs. The exercise price for Stock Options intended as ISOs may not be less than the fair market value (110% of fair market value in the case of holders of 10% or more of the Common Stock ("10% Stockholders")) of the Common Stock on the date the Stock Option is granted. No Stock Option may have a term exceeding 10 years from the date such Stock Option is granted or five years in the case of 10% Stockholders.

     No Stock Option may be transferred by an optionee during his or her lifetime. Stock Options may not be exercised more than three months after an employee's termination of employment with Gart Sports unless such termination was a result of death, disability or retirement, in which case the exercise period is extended to one year. During such period after death, any vested unexercised portion of the Stock Option may be exercised by the person to whom the Stock Option holder's rights under the Stock Option shall pass by will or the laws of descent and distribution.

     Report on Repricing of Options. On December 2, 1997, the Compensation Committee approved grants of a total of 185,500 Stock Options under the Management Equity Plan to 28 employees, including the 1997 Executive Officers, at an exercise of price of $15.00 per share. The Company's Common Stock was not publicly traded at that time. The exercise price represented the Compensation Committee's estimate of the fair market value of a share of Common Stock as of the date such options were granted. On January 9, 1998, upon the closing of the Company's acquisition of Sportmart, Inc., trading of the Common Stock commenced on Nasdaq. The closing price of the Common Stock on January 9, 1998 was $14.00 per share. In order to reflect the Compensation Committee's intent that the exercise price of these Stock Options be the fair market value of the Common Stock on the date of grant, the Compensation Committee changed the exercise price on these options from $15.00 per share to $14.00 per share on January 12, 1998.

                               OPTION REPRICINGS

                                         NUMBER OF       MARKET PRICE    EXERCISE                 LENGTH OF ORIGINAL
                                           SHARES          OF COMMON     PRICE AT      NEW           OPTION TERM
                           DATE OF       UNDERLYING      STOCK AT TIME    TIME OF    EXERCISE     REMAINING AT DATE
          NAME            REPRICING   OPTIONS REPRICED   OF REPRICING    REPRICING    PRICE          OF REPRICING
          ----            ---------   ----------------   -------------   ---------   --------   ----------------------
John Douglas Morton.....   1/12/98         60,000           $14.00        $15.00      $14.00    Options expire 12/2/07
Arthur S. Hagan.........   1/12/98         12,000           $14.00        $15.00      $14.00    Options expire 12/2/07
Robert M. Chessen.......   1/12/98         12,000           $14.00        $15.00      $14.00    Options expire 12/2/07

     Compensation of Chief Executive Officer. The compensation package of Mr. Morton, the Company's President and Chief Executive Officer, was determined in accordance with the principles described above. In 1997 Mr. Morton received a base salary of $287,500 and earned a bonus of $242,358 pursuant to the Bonus Plan. The Compensation Committee also approved a grant of 60,000 Stock Options to Mr. Morton in December 1997. In addition, Mr. Morton receives certain other customary perquisites and benefits. The Compensation Committee approved Mr. Morton's total compensation based on the following factors, in order of importance to the Compensation Committee: (i) the Company's continuing improved financial results since Mr. Morton became Chief Executive Officer, (ii) the Company's comparative performance with other companies in its industry; and
(iii) Mr. Morton's efforts in connection with the Sportmart acquisition.

                                      COMPENSATION COMMITTEE MEMBERS IN 1997

                                      Jonathan D. Sokoloff
                                      Jennifer Holden Dunbar

COMPENSATION AGREEMENTS AND PLANS

     Severance Agreement with John Douglas Morton. The Company is party to a severance agreement with Mr. Morton, which provides that upon termination without cause, he is entitled to continue to receive his base salary for a period of one year following the termination.

     Employment and Change in Control Agreement with Thomas T. Hendrickson. The Company has assumed Sportmart's obligations under an Employment and Change in Control Agreement with Mr. Hendrickson, which expires on October 31, 1999, and provides that upon a termination without cause or a termination by Mr. Hendrickson for Good Reason (as defined therein and described below), he is entitled to continue to receive his annual base salary for a period of 18 months following termination. A termination for Good Reason involves a termination by Mr. Hendrickson in connection with a change in control of the Company whereby
(i) Mr. Hendrickson's position, duties or responsibilities are materially diminished, (ii) Mr. Hendrickson's annual base salary is reduced by more than five percent, or (iii) Mr. Hendrickson is required to move more than 50 miles from his prior office.

     Employee Benefit Plan. Gart Sports maintains a defined contribution profit sharing plan (the "Employee Plan") that includes a 401(k) plan feature for all eligible employees. The Employee Plan permits eligible employees to make tax deferred contributions and provides for discretionary matching contributions by Gart Sports as determined by the Board of Directors. In 1997, Gart Sports' matching contributions were $134,000. Gart Sports also provided an additional discretionary contribution of $166,000 to the Employee Plan during 1997.

                               PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Composite Index, the Standard & Poors Retail Stores Composite Index and a peer group of companies during the period commencing January 9, 1998, the date that the Company's Common Stock began trading on Nasdaq, and ending on May 1, 1998. In reviewing this graph, stockholders should keep in mind the possible effect that the limited trading in the Common Stock may have had on the price of the Common Stock.

     The comparison assumes $100.00 was invested on January 9, 1998 and assumes the reinvestment of all dividends, if any. The peer group consists of the following publicly traded sporting goods retailers: JumboSports Inc., Just For Feet, Inc., Oshman's Sporting Goods, Inc., Sports Chalet, Inc. and The Sports Authority, Inc.

                                                             S&P Retail
                                                               Stores          Nasdaq
  Measurement Period        Gart Sports      Peer Group      Composite       Composite
(Fiscal Year Covered)         Company          Index           Index           Index
---------------------       -----------      ----------      ---------       ---------
       1/09/98                100.00           100.00          100.00          100.00
       1/16/98                 98.21            94.84          103.64          103.97
       1/23/98                 91.96            92.39          104.00          104.84
       1/30/98                 94.64           101.06          105.40          107.73
       2/06/98                 93.75           107.44          111.90          112.71
       2/13/98                 94.64           110.28          114.18          113.78
       2/20/98                 97.77           109.59          117.33          114.96
       2/27/98                 98.21           113.51          117.03          117.78
       3/06/98                100.00           125.62          122.63          116.65
       3/13/98                105.36           129.17          126.42          117.86
       3/20/98                113.39           135.10          125.77          119.02
       3/27/98                121.88           134.32          124.20          121.31
       4/03/98                117.86           134.21          127.55          123.43
       4/09/98                114.29           137.48          125.75          121.09
       4/17/98                112.50           141.02          127.23          124.17
       4/24/98                117.86           135.72          123.08          124.33
       5/01/98                116.07           153.68          124.99          124.63

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The table below sets forth certain information regarding beneficial ownership of Common Stock as of April 29, 1998, assuming the exercise of options exercisable within 60 days of the date hereof, with respect to: (i) each person or entity who owns of record or beneficially five percent or more of the Common Stock, (ii) each 1997 Executive Officer and each Director and (iii) all executive officers and Directors as a group. To the Company's knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

                      NAME AND ADDRESS                         NUMBER        PERCENT
                      ----------------                        ---------      -------
Green Equity Investors, L.P.(1).............................  4,713,206       61.4%
  11111 Santa Monica Boulevard
  Suite 2000
  Los Angeles, CA 90025
John Douglas Morton(2)......................................     97,600        1.3
  Gart Sports Company
  1000 Broadway
  Denver, CO 80203
David J. Nace(3)............................................     79,000        1.0
  c/o Gart Company
  1000 Broadway
  Denver, CO 80203
Arthur S. Hagan(4)..........................................     27,400        *
  Gart Sports Company
  1000 Broadway
  Denver, CO 80203
Robert M. Chessen(5)........................................      8,800        *
  Gart Sports Company
  1000 Broadway
  Denver, CO 80203
Jonathan D. Sokoloff(1).....................................         --         --
  11111 Santa Monica Boulevard
  Suite 2000
  Los Angeles, CA 90025
Jennifer Holden Dunbar(1)(6)................................      2,500        *
  11111 Santa Monica Boulevard
  Suite 2000
  Los Angeles, CA 90025
Gordon D. Barker............................................      1,000        *
  Gart Sports Company
  1000 Broadway
  Denver, CO 80203
Peter R. Formanek(7)........................................      4,917        *
  Gart Sports Company
  1000 Broadway
  Denver, CO 80203
Larry J. Hochberg(8)(10)....................................    529,135        6.9
  One Northfield Plaza, Suite 210
  Northfield, Illinois 60093
Andrew S. Hochberg(9)(10)...................................    267,001        3.5
  One Northfield Plaza, Suite 210
  Northfield, Illinois 60093
All directors and executive officers as a group (13
  persons)..................................................    978,012       12.5%

---------------

  *  Less than 1%.

 (1) GEI is a Delaware limited partnership, the general partner of which is LGA. The general partners of LGA are (i) Tardy-Green, Inc., a Delaware corporation the capital stock of which is wholly-owned by a trust of which Leonard I. Green is the co-trustee, (ii) Mr. Sokoloff, (iii) Willow III, Inc., a California corporation the capital stock of which is beneficially owned by Ms. Holden Dunbar, (iv) GANMAX, a

     California corporation the capital stock of which is beneficially owned by Gregory J. Annick and (v) John G. Danhakl. Mr. Green, Mr. Sokoloff, Ms. Holden Dunbar, Mr. Annick and Mr. Danhakl may be deemed to be beneficial owners of the shares of Common Stock held by GEI since they (or entities controlled by them) are general partners of LGA and also because they (whether through ownership interest or position) may be deemed to control LGA.

 (2) Includes 65,600 shares of Common Stock which are issuable upon the exercise of outstanding options.

 (3) Includes 47,000 shares of Common Stock which are issuable upon the exercise of outstanding options.

 (4) Includes 12,400 shares of Common Stock which are issuable upon the exercise of outstanding options.

 (5) Includes 4,800 shares of Common Stock which are issuable upon the exercise of outstanding options.

 (6) Includes 2,500 shares of Common Stock held by Jennifer A. Holden Living Trust U/A/DTD 06-01-1994.

 (7) Includes 1,700 shares of Common Stock held by Formanek Investment Trust with Peter R. Formanek as Beneficiary. Includes 1,650 shares of Common Stock held by Peter R. Formanek as a minority Trustee of the Formanek Childrens Trust.

 (8) Excludes 179,982 shares of Common Stock held by AH Investment Trust U/A/D 6/3/87 with Andrew Hochberg as Beneficiary, of which shares Larry Hochberg disclaims beneficial ownership. Excludes 18,158 shares of Common Stock held by AH Investment Trust II with Andrew Hochberg as beneficiary, of which shares Larry Hochberg disclaims beneficial ownership. Includes 470,587 shares of Common Stock held by Larry Hochberg as Trustee and Beneficiary of the Larry J. Hochberg Trust U/A/D 6/12/81. Includes 38,563 shares of Common Stock held by Larry Hochberg as Trustee and Beneficiary of the Barbara P. Hochberg Trust U/A/D 12/17/88. Includes 3,216 shares of Common Stock held by Larry Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 2,855 shares of Common Stock held by Larry Hochberg as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 2,804 shares of Common Stock held by Larry Hochberg as Trustee of the Amy H. Lowenstein Sub-Trust U/A/D 1/3/90.

 (9) Includes 179,982 shares of Common Stock held by AH Investment Trust U/A/D 6/3/87 with Andrew Hochberg as Beneficiary. Includes 32,154 shares of Common Stock held by Andrew S. Hochberg as Trustee and Beneficiary of the Andrew S. Hochberg Revocable Trust U/A/D 7/9/87. Includes 3,216 shares of Common Stock held by Larry Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 2,855 shares of Common Stock held by Andrew Hochberg's spouse as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 11,279 shares of Common Stock held by the Andrew S. Hochberg 1995 Gift Trust, of which Andrew Hochberg's children are the beneficiaries. Includes 825 and 1,976 shares of Common Stock, respectively, held by the spouse and children of Andrew Hochberg.

(10) Includes 9,078 shares of Common Stock which are issuable upon the exercise of outstanding options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock ("principal stockholders") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and principal stockholders are required to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all section 16(a) requirements applicable to directors, executive officers and principal stockholders have been complied with, except that the Forms 3 with respect to initial beneficial ownership of the Common Stock for John Douglas Morton, David J. Nace, Kenneth T. Snyder, Robert M. Chessen, Arthur S. Hagan, Thomas B. Nelson, Green Equity Investors, L.P., Leonard I. Green, Jonathan D. Sokoloff, Jennifer Holden Dunbar, Gregory J. Annick and John G. Danhakl were filed late.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH GEI

     Control by GEI. GEI currently owns approximately 61% of the outstanding Common Stock. GEI, whose general partner is LGA, led the acquisition of Thrifty Corporation ("Thrifty") in 1992, at which time the Company was a subsidiary of Thrifty. In 1994, Thrifty distributed all of the capital stock of the Company to Thrifty's stockholders. LGA is a private investment firm which initiates, structures and invests in acquisitions and recapitalizations of established public and private middle-market companies.

     Due to GEI's stock ownership in Gart Sports, GEI will continue to be able to control the Company, to elect the majority of the Board of Directors and to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. As a result of such control, GEI will be able to effectively control all of the Company's policy decisions. As long as GEI is a majority stockholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by GEI.

     Tax Sharing and Indemnification Agreements. The Company was a subsidiary of Thrifty, which was wholly-owned by TCH Corporation ("TCH"), until 1994 and was included in TCH's consolidated federal income tax returns during that period. Under federal tax law, if the Company is included in a consolidated federal income tax return, it is severally liable for all the federal income tax liabilities with respect to such return, including tax liabilities not attributable to income of the Company ("Non-Company Taxes"). In order to allocate the tax liabilities among them, TCH and its subsidiaries, including Gart Bros., the Company's predecessor, entered into a Tax Sharing Agreement as of September 25, 1992. In general, the Tax Sharing Agreement provides that, so long as TCH is required to file consolidated federal income tax returns which include Gart Bros., Gart Bros. will be responsible for paying to TCH its Separate Tax Liability (as defined in the Tax Sharing Agreement) computed as a flat tax on its income at the highest marginal rate applicable to corporations under the various income tax systems provided under the Internal Revenue Code. Similarly, TCH will be required to reimburse Gart Bros. for the use of its tax attributes (i.e., net operating losses, capital losses or credits) to reduce federal income tax liability on a TCH consolidated federal income tax return. Similar provisions apply with respect to the filing of combined or consolidated state income or franchise tax returns and the payment of tax. Under the Tax Sharing Agreement, TCH will determine the reporting of all items on the TCH consolidated federal income tax returns and will be responsible for all audits and controversies. Separate Tax Liabilities of each member will be adjusted to reflect adjustments resulting from resolved audits or other controversies and appropriate payments or reimbursements will be made. On July 24, 1997, the IRS proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Bros. and Thrifty. The proposed adjustments relate to the manner in which LIFO inventories were characterized on such returns. The Company recorded approximately $9.7 million as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. The Company has taken the position that the inventory acquired in connection with the acquisition of Thrifty was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate inventory pool and liquidated as inventory turns. Based on The Company's discussions with Thrifty, the Company believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2.5 million to $9.7 million. The range of loss from possible assessed interest charges resulting from the proposed adjustments range from approximately $580,000 to $3.3 million. As the Company believes that no amount is more probable than another within the range, the minimum interest exposure of $580,000 has been accrued in the Company's consolidated financial statements. No penalties are expected to be assessed relating to this matter. At January 31, 1998, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as the Company does not believe the matter will be resolved within a year.

     Pacific Enterprises ("PE"), the former parent company of Thrifty, TCH and Big 5 Corporation, entered into a Tax Indemnity Agreement dated as of September 25, 1992 which sets forth the parties' agreements with respect to various tax matters and provides that PE will indemnify each member of the affiliated group of which TCH is the common parent (collectively, the "Thrifty Group") from specified liabilities and expenses imposed on or incurred by any member of the Thrifty Group in respect of federal income tax for all tax periods ending on or before September 25, 1992 and in respect of certain ERISA liabilities. Gart Bros. was a member of the Thrifty Group at the time the Tax Indemnity Agreement was entered into and continues to be subject to such agreement. Pursuant to the Tax Indemnity Agreement, each member of the Thrifty Group jointly and severally indemnified PE and each member of the Parent Group (as defined in the Tax Indemnity Agreement) against liabilities incurred as a result of a breach of the Tax Indemnity Agreement by TCH or any member of the Thrifty Group.

     In connection with the distribution of Common Stock to the stockholders of Thrifty (the "Distribution") and Thrifty's simultaneous acquisition of PayLess Drugstores Northwest, Inc. ("PayLess"), the Company and several other former subsidiaries of Thrifty (the "Former Subsidiaries") entered into an Indemnification and Reimbursement Agreement (the "Reimbursement Agreement") with Thrifty whereby the Former Subsidiaries have agreed to indemnify Thrifty for any tax-related expenses arising from the Distribution (in excess of $15 million) or the operation of the Former Subsidiaries businesses. The Reimbursement Agreement also provides that Thrifty will indemnify the Former Subsidiaries for any expenses arising from the operation of Thrifty's business on or before date of the Distribution. The Company has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

     Also in connection with the Distribution, the Company entered into an Indemnification Allocation Agreement (the "Allocation Agreement") with Thrifty and Michigan Sporting Goods Distributors, Inc. ("MC Sports"), another subsidiary of Thrifty, whereby the parties agree to separate and allocate among themselves the economic benefits of certain indemnification rights under the agreement whereby Thrifty was purchased from PE. The Company has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

     Management Services Agreement. The Company has entered into a Management Services Agreement with LGA, pursuant to which LGA receives an annual retainer fee of $500,000 plus reasonable expenses for providing certain management, consulting and financial planning services (the "LGA Management Fee"). The Company believes that the contacts and expertise provided by LGA in these areas enhance the Company's opportunities and management's expertise in these matters and that the fees to be paid to LGA fairly reflect the value of the services to be provided by LGA. In addition to the LGA Management Fee, the Management Services Agreement provides that LGA may receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services in connection with major financial transactions that may be undertaken in the future. The Management Services Agreement terminates on April 20, 2004.

PROPERTY LEASES

     As of April 30, 1998, seven of the Company's Sportmart stores (Niles, Lombard, Calumet City, Schaumburg, Chicago (Lakeview), Merrillville, and North Riverside) and the No Contest stores in Ferguson, Missouri and Crestwood, Missouri as well as a vacant store in Wheeling, Illinois were leased from partnerships or land trusts in which a majority of the beneficial interests are owned through various partnerships by Larry J. Hochberg, Andrew S. Hochberg and members of their family. A partnership in which members of the Hochberg family indirectly own the general partner and hold up to a one-third interest as limited partners owns the property on which the Chicago (River North), Illinois Sportmart store is located.

     In fiscal 1995, Sportmart decided to discontinue the operation of its No Contest division and to close its River North and Wheeling, Illinois locations. Notwithstanding the discontinuance of No Contest operations and the closing of the two Sportmart locations, the Company is still obligated on the leases for these locations. In connection with the Sportmart Acquisition, Gart Sports' operating subsidiary, Gart Bros. Sporting Goods Company, has guaranteed Sportmart's obligations under these leases. The No Contest locations are currently subleased and the Company is actively marketing the remaining locations to potential substitute tenants.

     The aggregate lease payments (net of utilities, insurance, taxes and other common area costs) for the above locations paid by Sportmart during its 1997 fiscal year were approximately $2.9 million. Sportmart received sublease payments of approximately $0.4 million with respect to these locations during its 1997 fiscal year.

     Three of the Company's Gart Sports stores (Boulder, Colorado, the Salt Lake City Sportscastle and Rock Springs, Wyoming) and its Denver distribution center are leased from entities affiliated with Thrifty Payless. GEI was an affiliate of Thrifty Payless until Thrifty Payless's sale to RiteAid Corporation in February 1997. The aggregate lease payments made by the Company for the above locations in fiscal 1997 were approximately $514,000 ($98,000 of such amount was paid through February 1997).

     The Company's Santa Fe Drive store in Englewood, Colorado was leased from an affiliate of Arthur S. Hagan, Senior Vice President -- Merchandising of the Company, for part of fiscal 1997. This property was sold to a third party in October 1997. The Company made lease payments on this property of approximately $330,500 in fiscal 1997 ($275,000 of such amount was paid through October 1997). The lease expires in May 1998 and the Company does not intend to seek a renewal of the lease.

CONSULTING AGREEMENTS

     The Company has entered into consulting agreements with two of its Directors, Larry J. Hochberg, formerly Sportmart's Chairman of the Board, and Andrew S. Hochberg, formerly Sportmart's Chief Executive Officer, whereby for a period of one year following January 9, 1998, the date of the Company's acquisition of Sportmart, they will be available to the Company for advice with respect to strategic and operational issues. The Company has entered into a similar consulting agreement with John A. Lowenstein, Larry J. Hochberg's son-in-law and formerly Sportmart's Chief Operating Officer, except that for an interim period from January 9, 1998 until terminated by either Mr. Lowenstein or the Company upon two weeks' notice, Mr. Lowenstein will provide consulting services to the Company on a full time basis. Following the interim period, Mr. Lowenstein will be available to the Company for one year for advice with respect to strategic and operational issues.

     Larry J. Hochberg is compensated for these services at an annual rate of $138,000 (50% of his annual base salary at Sportmart on September 26, 1997) and will receive lifetime medical benefits for himself and his spouse pursuant to the terms of his existing agreement with Sportmart. Andrew S. Hochberg is compensated for these services at an annual rate of $150,000 (50% of his annual base salary at Sportmart on September 26, 1997) and will receive paid family medical insurance coverage during the one year term of the consulting agreement and the six months following such term. Mr. Lowenstein is compensated for these services during the interim consulting period at an annual rate of $250,000 (100% of his annual base salary at Sportmart on September 26, 1997) and receives the same benefits he received on September 26, 1997. Following the interim consulting period, Mr. Lowenstein will be compensated at an annual rate of $125,000 and will receive paid family medical insurance coverage for 18 months. The consulting agreements also provide that each consultant will receive a severance benefit of 18 months' salary at his annual base salary on September 26, 1997, to be paid in equal monthly installments over 18 months. This severance benefit is in lieu of the severance benefits each consultant would have been entitled to under the Sportmart Severance Plan, which generally would have provided for a lump sum payment on January 9, 1998 equal to 18 months' salary at his annual base salary as in effect at that time.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP has served as the Company's independent public accountants for the fiscal year ending January 3, 1998. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The Board of Directors is reviewing the appointment of independent public accountants for the fiscal year ending January 30, 1999 in light of the Company's acquisition of Sportmart and has not made a selection as of the date of this Proxy Statement.

                    SUBMISSION OF PROPOSALS BY STOCKHOLDERS

     Any proposal that a stockholder may desire to present at the 1998 Annual Meeting must be received in writing by the Company at its principal offices in Denver, Colorado by the close of business on May 25, 1998.

                               PROXY SOLICITATION

     In addition to soliciting Proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit Proxies by telephone, by telecopy or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

                                 OTHER BUSINESS

     Management and the Board of Directors do not know of any business to be presented for consideration at the Annual Meeting other than that stated in the notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

     Please advise the Company whether other persons are the beneficial owners of the Shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Shares.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE ANNUAL MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                  /s/ Thomas B. Nelson
                                                    Thomas B. Nelson
                                                       Secretary

                              GART SPORTS COMPANY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF GART SPORTS COMPANY

    The undersigned hereby appoints John Douglas Morton and Thomas T. Hendrickson, and each of them, as proxies for the undersigned, each with full power of appointment and substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of the $0.01 par value Common Stock of Gart Sports Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 17, 1998 (the "Meeting"), or at any postponements, continuations or adjournments thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted (i) FOR the election of John Douglas Morton, Jonathan D. Sokoloff, Jennifer Holden Dunbar, Gordon D. Barker, Peter R. Formanek, Larry J. Hochberg and Andrew S. Hochberg to the Board of Directors of the Company and (ii) on such other matters as may properly come before the Meeting.

1. Election of Directors

[ ] FOR all nominees listed below (except as marked to       [ ] WITHHOLD AUTHORITY to vote for all
    the contrary below)                                          nominees listed below

John Douglas Morton                                          Peter R. Formanek
Jonathan D. Sokoloff                                         Larry J. Hochberg
Jennifer Holden Dunbar                                       Andrew S. Hochberg
Gordon D. Barker

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           (Continued on other side)

                          (Continued from other side)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or at any postponements, continuations or adjournments thereof.

    Please sign exactly as your name appears hereon. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person. When signing as trustee, please give full title as such.

                                           Dated__________________________, 1998


                                           -------------------------------------
                                                   Authorized Signature


                                           -------------------------------------
                                                           Title

  Please mark boxes [X] in ink. Sign, date and return this Proxy Card promptly using the enclosed envelope.